EXHIBIT 4.4

EXECUTION COPY

$230,000,000

UNITED COMPONENTS, INC.

9.375% Senior Subordinated Notes due 2013

PURCHASE AGREEMENT

June 6, 2003

LEHMAN BROTHERS INC.
J.P. MORGAN SECURITIES INC.
ABN AMRO INCORPORATED
CREDIT LYONNAIS SECURITIES (USA) INC.
c/o Lehman Brothers Inc.
745 Seventh Avenue, Third Floor
New York, New York 10019

Dear Sirs:

     United Components, Inc., a Delaware corporation (the “Company”), proposes, upon the terms and considerations set forth herein, to issue and sell to Lehman Brothers Inc., J.P. Morgan Securities Inc., ABN AMRO Incorporated and Credit Lyonnais Securities (USA) Inc. (collectively, the “Initial Purchasers”), $230,000,000 in aggregate principal amount of its 9.375% Senior Subordinated Notes due 2013 (the “Notes”). The Notes will have terms and provisions which are summarized in the Offering Memorandum (as defined below) and will be unconditionally guaranteed on a senior subordinated basis (the “Subsidiary Guarantees”) by each of the Company’s existing and future domestic subsidiaries (the “Guarantors”). The Notes and Subsidiary Guarantees are to be issued pursuant to an Indenture (the “Indenture”) to be dated as of June 20, 2003 (the “Closing Date”), among the Company, the Guarantors and Wells Fargo Bank Minnesota, National Association, as trustee (the “Trustee”). As part of transactions described under the caption “The Acquisition” in the Offering Memorandum (as defined below), the Company will acquire (the “Acquisition”) the vehicle parts businesses of UIS, Inc., consisting of all of the issued and outstanding common stock or other equity interests of Champion Laboratories, Inc., Wells Manufacturing Corporation, Neapco Inc., Pioneer, Inc., Wells Manufacturing Canada Limited, UIS Industries Ltd. (which is the owner of 100% of the capital stock of Flexible Lamps, Ltd. and Airtex Products Ltd.), Mid-South Mfg. Inc., Airtex Products S.A., Airtex Products, Inc., Talleres Mecanicos Montserrat S.A. de C.V., Brummer Seal de Mexico, S.A. de C.V., Brummer Mexicana en Puebla, S.A. de C.V., Automotive Accessory Co. Ltd. and Airtex Products, LLC, a newly formed limited liability company that will own the domestic assets of the Airtex Products business of UIS, Inc. Concurrently with the consummation of the Acquisition, each of the Guarantors will execute counterparts to this Agreement, which will cause the obligations of the Company under this Agreement which survive past the Closing Date to be contractually assumed by the Guarantors.

     This Agreement (including the counterparts to be executed on the Closing Date), the Indenture, the Notes, the Subsidiary Guarantees, the Exchange Notes (as defined below), the Exchange Guarantees (as defined below) and the Registration Rights Agreement (as defined below) are referred to in this Agreement collectively as the “Operative Documents”. The Purchase Agreement, dated as of April 25, 2003 (the “UIS Purchase Agreement”), among the Company, UIS, Inc. and UIS Industries, Inc., and the Credit Agreement, dated as of the Closing Date (the “Credit Agreement”), among the Company, the Guarantors, the lenders parties thereto, the joint lead arrangers, the syndication agent, the co-documentation agents and the administrative agent, are referred to in this Agreement together as the “Transaction Agreements”. The Operative Documents and the Transactions Agreements are referred to in this Agreement collectively as the “Transaction Documents”. All references herein to the Company’s Subsidiaries (as defined below) will include all direct and indirect subsidiaries of the Company after giving effect to the consummation of the Acquisition.

     This is to confirm the agreement concerning the purchase of the Notes from the Company by the Initial Purchasers.

     1.          Preliminary Offering Memorandum and Offering Memorandum. The Notes will be offered and sold to the Initial Purchasers without registration under the U.S. Securities Act of 1933, as amended (the “Act”), in reliance on an exemption pursuant to Section 4(2) under the Act. The Company has prepared a preliminary offering memorandum, dated May 27, 2003 (the “Preliminary Offering Memorandum”), and an offering memorandum, dated June 6, 2003 (the “Offering Memorandum”), setting forth information regarding the Company, the Guarantors, the Notes and the Exchange Notes. Any references herein to the Preliminary Offering Memorandum and the Offering Memorandum will be deemed to include all amendments and supplements thereto. The Company hereby confirms that it has authorized the use of the Preliminary Offering Memorandum and the Offering Memorandum in connection with the offering and resale of the Notes by the Initial Purchasers.

     It is understood and acknowledged that upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Act, the Notes (and all securities issued in exchange therefor or in substitution thereof) will bear the following legend (along with such other legends as required by the Indenture:

“THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR OTHER SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE RE-OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF

THE SECURITIES ACT. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING ITS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT PRIOR TO (X) THE DATE WHICH IS TWO YEARS (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144(K) UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF THIS NOTE) OR THE LAST DAY ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW (THE “RESALE RESTRICTION TERMINATION DATE”), OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A INSIDE THE UNITED STATES, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; PROVIDED THAT THE COMPANY, THE TRUSTEE AND THE REGISTRAR SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATION OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THE NOTE IS COMPLETED AND DELIVERED BY THIS TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE

RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

     You have advised the Company that you will make offers (the “Exempt Resales”) of the Notes purchased by you hereunder on the terms set forth in the Offering Memorandum, as amended or supplemented, solely to (i) persons whom you reasonably believe to be “qualified institutional buyers” as defined in Rule 144A under the Act (“QIBs”) and (ii) outside the United States to certain persons in offshore transactions in reliance on Regulation S under the Act. Those persons specified in clauses (i) and (ii) are referred to herein as the “Eligible Purchasers”). You will offer the Notes to Eligible Purchasers initially at a price equal to 100.000% of the principal amount thereof. Such price may be changed at any time without notice.

     Holders (including subsequent transferees) of the Notes will have the registration rights set forth in the registration rights agreement in the form of Exhibit C hereto (the “Registration Rights Agreement”), among the Company, the Guarantors and the Initial Purchasers, to be dated the Closing Date, for so long as such Notes constitute Transfer Restricted Securities (as defined in the Registration Rights Agreement). Pursuant to the Registration Rights Agreement, the Company and the Guarantors will agree to file with the U.S. Securities and Exchange Commission (the “Commission”) under the circumstances set forth therein (i) a registration statement under the Act (the “Exchange Offer Registration Statement”) relating to the Company’s 9.375% Senior Subordinated Notes due 2013 (the “Exchange Notes”) and the guarantees thereof (the “Exchange Guarantees”) to be offered in exchange for the Notes and the Guarantees (such offer to exchange being referred to as the “Exchange Offer”) and (ii) a shelf registration statement pursuant to Rule 415 under the Act (the “Shelf Registration Statement”; together with the Exchange Offer Registration Statement, the “Registration Statements”) relating to the resale by certain holders of the Notes and to use their reasonable best efforts to cause such Registration Statements to be declared effective.

     2.          Representations, Warranties and Agreements of the Company and the Guarantors. The Company and the Guarantors (upon becoming parties hereto), jointly and severally, represent, warrant and agree that:

          (a)     When the Notes are issued and delivered pursuant to this Agreement, such Notes will not be of the same class (within the meaning of Rule 144A under the Act) as any securities that are listed on a national securities exchange registered under Section 6 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or that are quoted in a United States automated inter-dealer quotation system.

          (b)     Neither the Company nor any Guarantor is, or after giving effect to the offering and sale of the Notes, the Acquisition and the application of the proceeds of the Notes as described under the caption “Use of Proceeds” in the Offering Memorandum will be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended (the “1940 Act”).

           (c)     The Company has, and the Guarantors as of the Closing Date will have, all requisite corporate and other requisite power and authority to enter into the Registration Rights Agreement. The Registration Rights Agreement has been duly authorized by the Company, and will be authorized by the Guarantors as of the Closing Date, and when executed and delivered by the Company and the Guarantors in accordance with the terms thereof, will be validly executed and delivered and (assuming the due authorization, execution and delivery thereof by the Initial Purchasers) will be the legally valid and binding obligation of each of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor’s rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), by an implied covenant of good faith and fair dealing and, as to rights of indemnification and contribution, by federal and state securities laws and principles of public policy.

          (d)     Assuming (i) that the representations and warranties of the Initial Purchasers in Section 3(b) hereof are true, accurate and complete, (ii) the due performance by the Initial Purchasers of the covenants and agreements in Sections 1 and 3(b) hereof and (iii) that each of the Eligible Purchasers is a QIB or a person who acquires the Notes in an “offshore transaction” and is not a “U.S. Person” (within the meaning of Regulation S under the Act), the purchase and resale of the Notes pursuant hereto (including pursuant to the Exempt Resales) is exempt from the registration requirements of the Act. No form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Act was used by the Company, any of its affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) in connection with the offer and sale of the Notes.

          (e)     None of the Company, any of its affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has engaged or will engage in any directed selling efforts within the meaning of Rule 902 under the Act with respect to the Notes, and the Company, any of its affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has complied with and will implement the “offering restriction” within the meaning of such Rule 902.

          (f)     Each of the Preliminary Offering Memorandum and the Offering Memorandum, as of its date, contains all the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Act.

          (g)     The Preliminary Offering Memorandum and Offering Memorandum have been prepared by the Company for use by the Initial Purchasers in connection with the Exempt Resales. No order or decree preventing the use of the Preliminary Offering Memorandum or the Offering Memorandum, or any order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Act, has been issued and no proceeding for that purpose has commenced or is pending or, to the knowledge of the Company, or any person acting on its behalf, is contemplated.

           (h)     The Preliminary Offering Memorandum, as of its date, and the Offering Memorandum, as of its date and the Closing Date, did not or will not as of such dates contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that this representation and warranty does not apply to statements in or omissions from the Preliminary Offering Memorandum and Offering Memorandum made in reliance upon and in conformity with information relating to the Initial Purchasers furnished to the Company in writing by or on behalf of the Initial Purchasers expressly for use therein.

          (i)     The market-related and customer-related data and estimates included under the captions “Summary” and “Business” in the Preliminary Offering Memorandum and the Offering Memorandum are based on or derived from sources which the Company believes to be reliable and accurate or represents the Company’s good faith estimates that are made on the basis of data derived from such sources.

          (j)     The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the Preliminary Offering Memorandum and the Offering Memorandum, and the Company is in good standing as a foreign corporation in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a material adverse effect on the condition, financial or otherwise, stockholder’s equity, results of operations or business of the Company and its Subsidiaries, taken as a whole (a “Material Adverse Effect”).

          (k)     The entities listed on Schedule II hereto will be all of the direct and indirect subsidiaries of the Company upon the consummation of the Acquisition (the “Subsidiaries”); each Subsidiary of the Company, as of the Closing Date after giving effect to the consummation of the Acquisition, will be duly incorporated or organized and will be validly existing as a corporation or other applicable legal entity, as the case may be, in good standing (to the extent such qualification exists) under the laws of the jurisdiction of its incorporation or organization, with corporate or other requisite power and authority to own its properties and conduct its business as described in the Preliminary Offering Memorandum and the Offering Memorandum, and each Subsidiary is in good standing as a foreign corporation or other applicable legal entity (to the extent such qualification exists), as the case may be, in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

          (l)     The Company has an authorized capitalization as set forth in the Offering Memorandum, and all of the issued shares of capital stock of the Company have been, and immediately following the Acquisition will be, duly authorized and validly issued and are fully paid and non-assessable; and all of the issued shares of capital stock, ownership interests or partnership interests, as the case may be of each Subsidiary have been, and immediately following the Acquisition will be, duly authorized and validly issued and, in the case of capital stock, are fully paid and non-assessable and (except for directors’ qualifying shares or as otherwise disclosed in the Preliminary Offering Memorandum and the Offering Memorandum and for pledges in favor of Lehman Commercial Paper Inc., as administrative agent, under the Guarantee and Collateral Agreement (as defined in the Credit Agreement)) will be owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims immediately following the Acquisition.

          (m)     The Company has, and as of the Closing Date the Guarantors will have, all requisite corporate or other requisite power and authority to enter into the Indenture. The Indenture has been duly and validly authorized by the Company. On the Closing Date, the Indenture will be duly and validly authorized by the Guarantors. Assuming due authorization, execution and delivery by the Trustee, the Indenture, upon its execution and delivery, will constitute the valid and binding agreement of the Company and the Guarantors, enforceable against each of the Company and the Guarantors in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. No qualification of the Indenture under the U.S. Trust Indenture Act of 1939, as amended (the “1939 Act”), is required in connection with the offer and sale of the Notes contemplated hereby or in connection with the Exempt Resales; provided that on the Closing Date, the Indenture will conform in all material respects to the requirements of the 1939 Act and the rules and regulations of the Commission applicable to an indenture that is qualified thereunder.

          (n)     The Company has all requisite corporate power and authority to sell and issue the Notes. The Notes have been duly and validly authorized by the Company for issuance and sale pursuant to this Agreement and the Indenture and, when duly executed by the Company in accordance with the terms of the Indenture and, assuming due authentication of the Notes by the Trustee, upon delivery to the Initial Purchasers against payment therefor in accordance with the terms hereof, will be in the form contemplated by the Indenture and will have been validly issued and delivered, and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

          (o)     The Company has all requisite corporate power and authority to issue the Exchange Notes. The Exchange Notes have been duly and validly authorized by the Company. If and when duly issued and authenticated in accordance with the terms of the Indenture and delivered in accordance with the Exchange Offer, the Exchange Notes will be in the form contemplated by the Indenture and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

           (p)     On the Closing Date, the Subsidiary Guarantees will be duly and validly authorized by the Guarantors and, when duly executed and delivered by the Guarantors in accordance with the terms of the Indenture, upon the due execution, authentication and delivery of the Notes in accordance with the Indenture and the issuance of the Notes in the sale to the Initial Purchasers contemplated by this Agreement, will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

          (q)     On the Closing Date, the Exchange Guarantees will be duly and validly authorized by the Guarantors and, when duly executed and delivered by the Guarantors in accordance with the terms of the Indenture and upon the due execution and authentication of the Exchange Notes in accordance with the Indenture and the issuance and delivery of the Exchange Notes in the Exchange Offer, will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

          (r)     The Company has, and the Guarantors as of the Closing Date will have, all requisite corporate and other requisite power and authority to enter into this Agreement. This Agreement has been duly authorized, executed and delivered by the Company. As of the Closing Date, this Agreement will be authorized, executed and delivered by each of the Guarantors.

          (s)     All of the Transaction Agreements have been, or will be as of or on the Closing Date, duly authorized, executed and delivered by each of the Company and its Subsidiaries (to the extent a party thereto). Each Transaction Agreement constitutes or will constitute valid and legally binding obligations of the Company and each of its Subsidiaries (to the extent a party thereto), enforceable in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor’s rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), by an implied covenant of good faith and fair dealing and, as to rights of indemnification and contribution, by federal and state securities laws and principles of public policy.

          (t)     The issuance and sale of the Notes on the Closing Date, the compliance by the Company with all of the provisions of the Notes and the Exchange Notes, the execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Indenture by each of the Company and the Guarantors, the execution, delivery and performance of the Subsidiary Guarantees and the Exchange Guarantees by the Guarantors, the execution, delivery and performance of the other Transaction Documents by each of the Company and its subsidiaries (to the extent a party thereto) and the consummation of the transactions contemplated hereby and by each of the foregoing documents (i) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any its Subsidiaries is subject, (ii) will not result in any violation of the provisions of the charter or by-laws of the Company or any of its Subsidiaries or (iii) will not violate any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties or assets, except, with respect to clauses (i) and (iii), where such conflict, breach or violation would not, individually or in the aggregate, have a Material Adverse Effect. No consent, approval, authorization or order of, or filing or registration with, any such court or governmental agency or body is required for the issue and sale of the Notes or the execution, delivery and performance of this Agreement, the Registration Rights Agreement or the Indenture by each of the Company and the Guarantors, the execution, delivery and performance of the Subsidiary Guarantees and the Exchange Guarantees by the Guarantors, the execution, delivery and performance of the other Transaction Documents by each of the Company and its Subsidiaries (to the extent a party thereto) and the consummation of the transactions contemplated hereby and by each of the foregoing documents, except for the filing of a registration statement by the Company with the Commission pursuant to the Act as required by the Registration Rights Agreement and the order by the Commission in declaring such registration statement effective, and such consents, approvals, authorizations, orders, filings, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Notes by the Initial Purchasers in the manner contemplated hereby and by the Offering Memorandum.

          (u)     There are no contracts, agreements or understandings between the Company or any Guarantor, on the one hand, and any person, on the other hand, granting such person the right to require the Company or any Guarantor, as the case may be, to file a registration statement under the Act with respect to any securities of the Company or any Guarantor owned or to be owned by such person or to require the Company or any Guarantor to include such securities in the securities registered pursuant to the Registration Statements or in any securities being registered pursuant to any other registration statement filed by the Company or any Guarantor under the Act.

          (v)     During the six-month period preceding the date of the Offering Memorandum, none of the Company, the Guarantors, any of their respective affiliates or any other person acting on their behalf has offered or sold to any person any Notes or any securities of the same or a similar class as the Notes, other than Notes offered or sold to the Initial Purchasers hereunder. The Company and the Guarantors will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Act) of any Notes or any substantially similar security issued by the Company or any Guarantor, within six months subsequent to the date on which the distribution of the Notes has been completed (as notified to the Company by the Initial Purchasers), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Notes in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Act, including any sales pursuant to Rule 144A under, or Regulation D or S of, the Act.

          (w)     Neither the Company nor any of its Subsidiaries has sustained, since the date of the latest audited financial statements included in the Offering Memorandum, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Offering Memorandum or that would result in a Material Adverse Effect; and, since such date, there has not been any change in the capital stock or long-term debt of the Company or any of its Subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the condition, financial or otherwise, stockholder’s equity, results of operations or business of the Company or any of its Subsidiaries, otherwise than as set forth or contemplated in the Offering Memorandum.

          (x)     The historical financial statements (including the related notes and supporting schedules) included in the Offering Memorandum present fairly the financial condition and results of operations and cash flows of the entities purported to be shown thereby, at the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved and the assumptions used in preparing the pro forma financial statements included in the Offering Memorandum provide a reasonable basis for presenting the significant effects attributable to the transactions or the events described therein, the related pro forma adjustments give appropriate effect to those assumptions and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts.

          (y)     Grant Thorton LLP, who have certified certain financial statements of the Company, whose report appears in the Offering Memorandum and who have delivered the initial letter referred to in Section 7(d) hereof, are independent public accountants as required by the Act and the rules and regulations promulgated thereunder (the “Rules and Regulations”) and were independent accountants as required by the Act and the Rules and Regulations during the periods covered by the financial statements on which they reported contained in the Offering Memorandum.

          (z)     The Company and its Subsidiaries have good and marketable title to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances, equities or claims except such as are described in the Offering Memorandum or would not, individually or in the aggregate, have a Material Adverse Effect and do not materially interfere with the use made or to be made of such property by the Company and its Subsidiaries; and all real property and buildings held under lease by the Company and its Subsidiaries are held by them under valid and enforceable leases, with no exceptions that would materially interfere with the use made or to be made of such property and buildings by the Company and its Subsidiaries.

          (aa)     The Company and its Subsidiaries carry or are covered by insurance in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries.

           (bb)     The Company and its Subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights and licenses necessary for the conduct of their respective businesses as now conducted and have not received any notice of any claim of conflict with, any such rights of others that if determined adversely to the Company and its Subsidiaries would, individually or in the aggregate, have a Material Adverse Effect.

          (cc)     There are no legal or governmental proceedings pending to which the Company or any of its Subsidiaries is a party or of which any property or assets of the Company or any of its Subsidiaries is the subject that if determined adversely to the Company and its Subsidiaries would, individually or in the aggregate, have a Material Adverse Effect; and to the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

          (dd)     No labor disturbance by the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is imminent that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (ee)     Each plan as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), as to which the Company and/or its Subsidiaries has or would have any liability, is in compliance in all material respects with all presently applicable provisions of ERISA and the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and each such plan has been established, and administered in all material respects, in accordance with its terms; no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or any of its Subsidiaries would have any liability, except as would not, individually or in the aggregate, result in a Material Adverse Effect; each of the Company and its Subsidiaries has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Section 412 or 4971 of the Code; and each “pension plan” for which the each of the Company and its Subsidiaries would have any liability that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (“IRS”) or has applied to the IRS for such favorable determination letter within the applicable remedial period under Section 401(b) of the Code and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification, except as would not, individually or in the aggregate, result in a Material Adverse Effect.

          (ff)     Each of the Company and its Subsidiaries has filed all federal, state and local income and franchise tax returns required to be filed through the date hereof other than such returns for which the failure to file would not, individually or in the aggregate, result in a Material Adverse Effect and has paid all taxes due thereon other than taxes being contested in good faith or taxes for which the failure to pay would not, individually or in the aggregate, result in a Material Adverse Effect, and no tax deficiency has been determined adversely to the Company or any of its Subsidiaries which has had (nor does the Company have any knowledge of any tax deficiency which, if determined adversely to the Company or any of its Subsidiaries, would result in), individually or in the aggregate, a Material Adverse Effect.

           (gg)     Since the date as of which information is given in the Preliminary Offering Memorandum through the date hereof, and except as may otherwise be disclosed in the Offering Memorandum, neither the Company nor any of its Subsidiaries has (i) issued or granted any securities, (ii) incurred any liability or obligation, direct or contingent, other than liabilities and obligations which were incurred in the ordinary course of business, (iii) entered into any transaction not in the ordinary course of business or (iv) declared or paid any dividend on its capital stock.

          (hh)     Each of the Company and its Subsidiaries (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management’s authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals.

          (ii)     None of the Company or any of its Subsidiaries (i) is in violation of its charter or by-laws, (ii) is in default, and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) is in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property or assets may be subject or has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, except, in the case of clauses (ii) and (iii), which default or violation would not, individually or in the aggregate, result in a Material Adverse Effect.

          (jj)     Neither the Company nor any of its Subsidiaries, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

          (kk)     Except as described in the Offering Memorandum, neither the Company nor any of its Subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would, individually or in the aggregate, have a Material Adverse Effect; and, except as described in the Offering Memorandum, neither the

Company nor any of its Subsidiaries has been given notice of any pending investigation which might lead to such a claim.

     3.          Purchase of the Notes by the Initial Purchasers; Agreements to Sell, Purchase and Resell. (a) The Company hereby agrees, on the basis of the representations, warranties and agreements of the Initial Purchasers contained herein and subject to all the terms and conditions set forth herein, to issue and sell to the Initial Purchasers and, upon the basis of the representations, warranties and agreements of the Company herein contained and subject to all the terms and conditions set forth herein, each Initial Purchaser agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97.250% of the principal amount thereof, the principal amount of the Notes set forth opposite the name of such Initial Purchaser in Schedule I hereto. The Company will not be obligated to deliver any of the securities to be delivered hereunder except upon payment for all of the securities to be purchased as provided herein.

          (b)     Each of the Initial Purchasers, severally and not jointly, hereby represents and warrants to the Company and the Guarantors that it will offer the Notes for sale upon the terms and conditions set forth in this Agreement and in the Offering Memorandum. Each of the Initial Purchasers hereby represents and warrants to, and agrees with, the Company and the Guarantors that such Initial Purchaser (i) is a QIB with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Notes; (ii) is purchasing the Notes pursuant to a private sale exempt from registration under the Act; (iii) in connection with the Exempt Resales, will solicit offers to buy the Notes only from, and will offer to sell the Notes only to, the Eligible Purchasers in accordance with this Agreement and on the terms contemplated by the Offering Memorandum; and (iv) will not offer or sell the Notes, nor has it offered or sold the Notes by, or otherwise engaged in, any form of general solicitation or general advertising (within the meaning of Regulation D, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) in connection with the offering of the Notes. The Initial Purchasers have advised the Company and the Guarantors that they will offer the Notes to Eligible Purchasers at a price initially equal to 100.000% of the principal amount thereof, plus accrued interest, if any, from the date of issuance of the Notes. Such price may be changed by the Initial Purchasers at any time thereafter without notice.

          (c)     Each of the Initial Purchasers understands that the Company and the Guarantors and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 7(a), 7(b) and 7(c) hereof, counsel to the Company and counsel to the Initial Purchasers, will rely upon the accuracy and truth of the foregoing representations, warranties and agreements and the Initial Purchasers hereby consent to such reliance.

     4.     Delivery of the Notes and Payment Therefor. Delivery to the Initial Purchasers of and payment for the Notes will be made at the office of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, at 9:00 A.M., New York City time, on the Closing Date. The place of closing for the Notes and the Closing Date may be varied by agreement between the Initial Purchasers and the Company.

          The Notes will be delivered to the Initial Purchasers or the Trustee (as defined in the Indenture) as custodian for The Depository Trust Company (“DTC”) against payment by or on behalf of the Initial Purchasers of the purchase price therefore, by wire transfer in immediately available funds to such account or accounts as the Company shall specify to Lehman Brothers Inc. prior to the Closing Date, by causing DTC to credit the Notes to the account of the Initial Purchasers at DTC. The Notes will be evidenced by one or more global securities in definitive form (the “Global Notes”) and/or by additional definitive securities, and will be registered, in the case of the Global Notes, in the name of Cede & Co. as nominee of DTC, and in the other cases, in such names and in such denominations as the Initial Purchasers shall request prior to 9:30 A. M., New York City time, on the second business day preceding the Closing Date. The Notes to be delivered to the Initial Purchasers will be made available to the Initial Purchasers in New York City for inspection and packaging not later than 9:30 A.M., New York City time, on the business day next preceding the Closing Date or as otherwise agreed upon between the Company and the Initial Purchasers.

     5.          Agreements of the Company and the Guarantors. The Company and the Guarantors (upon becoming parties hereto) agree with each Initial Purchaser as follows:

          (a)     The Company will furnish to the Initial Purchasers, without charge, such number of copies of the Offering Memorandum and any amendments or supplements thereto as they may reasonably request.

          (b)     The Company will not make any amendment or supplement to the Preliminary Offering Memorandum or to the Offering Memorandum without the prior consent of the Initial Purchasers, which consent will not be unreasonably withheld.

          (c)     Prior to the execution and delivery of this Agreement, the Company will have delivered or will deliver to the Initial Purchasers, without charge, in such quantities as the Initial Purchasers have requested or may hereafter reasonably request, copies of the Preliminary Offering Memorandum. The Company consents to the use, in accordance with the securities or Blue Sky laws of the jurisdictions in which the Notes are offered by the Initial Purchasers and by dealers, prior to the date of the Offering Memorandum, of each Preliminary Offering Memorandum so furnished by the Company. The Company consents to the use of the Offering Memorandum in accordance with the securities or Blue Sky laws of the jurisdictions in which the Notes are offered by the Initial Purchasers and by all dealers to whom Notes may be sold, in connection with the offering and sale of the Notes.

          (d)     If, at any time prior to completion of the distribution of the Notes by the Initial Purchasers to Eligible Purchasers, any event occurs that in the judgment of the Company or in the reasonable opinion of counsel for the Initial Purchasers should be set forth in the Offering Memorandum so that the Offering Memorandum does not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Offering Memorandum in order to comply with any law, the Company will prepare an appropriate supplement or amendment thereto, and will expeditiously furnish to the Initial Purchasers and dealers a reasonable number of copies thereof.

          (e)     The Company will cooperate with the Initial Purchasers and with their counsel in connection with the qualification of the Notes for offering and sale by the Initial Purchasers and by dealers under the securities or Blue Sky laws of such jurisdictions as the Initial Purchasers may designate and will file such consents to service of process or other documents necessary or appropriate in order to effect such qualification; provided, that (i) the Company shall in no event be required to continue in effect any such qualification for a period of more than 180 days after the Closing Date, (ii) the Company will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such state and (iii) the Company will not be required to subject itself to taxation (other than any nominal amount) in any such jurisdiction if not otherwise so subject.

          (f)     For a period of 180 days from the date of the Offering Memorandum, each of the Company or any of its Subsidiaries agrees not to, directly or indirectly, sell, contract to sell, grant any option to purchase, issue any instrument convertible into or exchangeable for, or otherwise transfer or dispose of, any debt securities issued or guaranteed by any of the Company or its Subsidiaries, except (i) in exchange for the Exchange Notes in connection with the Exchange Offer or (ii) with the prior consent of Lehman Brothers Inc. and J.P. Morgan Securites Inc.

          (g)     So long as any of the Notes are outstanding, the Company will furnish to the Initial Purchasers (i) as soon as available, a copy of each report of the Company mailed to stockholders generally or filed with any stock exchange or regulatory body and (ii) from time to time such other information concerning the Company and/or the Guarantors as the Initial Purchasers may reasonably request.

          (h)     If this Agreement terminates or is terminated after execution and delivery pursuant to any provisions hereof or if this Agreement is terminated by the Initial Purchasers because of any failure or refusal on the part of the Company or any of the Guarantors, as applicable, to comply with the terms or fulfill any of the conditions of this Agreement, the Company and the Guarantors agree to reimburse the Initial Purchasers for all out-of-pocket expenses (including reasonable fees and expenses of their counsel) reasonably incurred by it in connection herewith, but without any further obligation on the part of the Company or any of the Guarantors for loss of profits or otherwise. Notwithstanding the foregoing, the Company and the Guarantors shall not be required to reimburse the Initial Purchasers if this Agreement is terminated as a result of the conditions in Section 7(n) hereof not being satisfied.

          (i)     The Company will apply the net proceeds from the sale of the Notes substantially in accordance with the description set forth in the Offering Memorandum under the caption “Use of Proceeds”.

          (j)     Except as stated in this Agreement and in the Preliminary Offering Memorandum and Offering Memorandum, each of the Company or any of its Subsidiaries has not taken, nor will any of them take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Notes to facilitate the sale or resale of the Notes. Except as permitted by the Act, each of the Company or any of its Subsidiaries will not distribute any offering material in connection with the Exempt Resales.

          (k)     The Company and the Guarantors will use their best reasonable efforts to permit the Notes to be designated Portal MarketSM (“PORTAL”) securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in PORTAL and to permit the Notes to be eligible for clearance and settlement through DTC.

          (l)     From and after the Closing Date, so long as any of the Notes are outstanding and are “restricted securities” within the meaning of the Rule 144(a)(3) under the Act or, if earlier, until two years after the Closing Date, and during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company will furnish to holders of the Notes and prospective purchasers of Notes designated by such holders, upon request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Act to permit compliance with Rule 144A in connection with resale of the Notes.

          (m)     During the period of two years after the Closing Date or until such earlier time when all the Notes are registered under the Act, the Company will not, and will not permit any of its “affiliates” (as defined in Rule 144 under the Act) to, resell any of the Notes that constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

          (n)     Each of the Company and any of its Subsidiaries agrees not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Act) that would be integrated with the sale of the Notes in a manner that would require the registration under the Act of the sale to the Initial Purchasers or the Eligible Purchasers of the Notes.

          (o)     In connection with the offering of the Notes, until the Initial Purchasers shall have notified the Company of the completion of the resale of the Notes, to not, and to use its reasonable best efforts to cause its controlled affiliates not to, either alone or with one or more other persons, offer or sell the Notes in the United States (i) by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Act or (ii) with respect to any such securities sold in reliance on Rule 903 under the Act, by means of any directed selling effort within the meaning of Rule 902 or otherwise in violation of the offering restriction requirements of Regulation S under the Act.

          (p)     Each of the Company and the Guarantors, as applicable, will do and perform all things required or necessary to be done and performed under this Agreement by it prior to the Closing Date, and to satisfy all conditions precedent to the Initial Purchasers’ obligations hereunder to purchase the Notes.

          (q)     None of the Company or any of the Guarantors will become an “investment company” or a company “controlled” by an “investment company” within the meaning of the 1940 Act.

          (r)     On the Closing Date, the Company will cause the Initial Purchasers to receive one or more counterparts of this Agreement in the form attached as Exhibit A hereto executed and delivered by duly authorized officers of each of the Guarantors.

          (s)     On the Closing Date, the Company will deliver to the Initial Purchasers secretary’s certificates reasonably satisfactory to the Initial Purchasers which will include the following documents with respect to the Company and each Guarantor: (i) charter, (ii) by-laws, (iii) resolutions and (iv) certificates of good standing and/or qualification to do business as a foreign corporation in such jurisdiction as the Initial Purchasers may reasonably request.

          (t)     On the Closing Date, the Company will cause the Initial Purchasers to receive a copy of the opinions delivered in connection with the Credit Agreement.

          (u)     On the Closing Date, the Company will cause the Initial Purchasers, to receive the Registration Rights Agreement executed and delivered by duly authorized officers of the Company and each Guarantor.

     6.     Expenses. The Company and the Guarantors agree to pay all costs, expenses, fees and taxes incident to and in connection with: (i) the preparation, printing, filing and distribution of the Preliminary Offering Memorandum and the Offering Memorandum (including, without limitation, financial statements and exhibits) and all amendments and supplements thereto (including the fees, disbursements and expenses of the Company’s accountants and counsel, but excluding legal fees and expenses of the Initial Purchasers’ counsel incurred in connection therewith); (ii) the preparation, printing (including, without limitation, word processing and duplication costs) and delivery of this Agreement (including the counterparts to be executed on the Closing Date), the Indenture, the Registration Rights Agreement, the other Transaction Documents, all Blue Sky Memoranda and all other agreements, memoranda, correspondence and other documents printed and delivered in connection wherewith and with the Exempt Resales (but excluding legal fees and expenses of the Initial Purchasers’ counsel incurred in connection with any of the foregoing other than fees of such counsel plus reasonable disbursements incurred in connection with the preparation, printing and delivery of such Blue Sky Memoranda); (iii) the issuance and delivery by the Company of the Notes and any transfer or similar taxes payable in connection therewith; (iv) the qualification of the Notes and the Exchange Notes for offer and sale under the securities or Blue Sky laws of the several states (including, without limitation, the reasonable fees and disbursements of the Initial Purchasers’ counsel relating to such registration or qualification); (v) the furnishing of such copies of the Preliminary Offering Memorandum and the Offering Memorandum, and all amendments and supplements thereto, as may be reasonably requested by the Initial Purchasers for use in connection with the Exempt Resales; (vi) the preparation of certificates for the Notes (including, without limitation, printing and engraving thereof); (vii) the application for quotation of the Notes in PORTAL; (ix) the approval of the Notes by DTC for “book-entry” transfer (including the fees and expenses of the Company’s counsel); (x) the obligations of the Trustee, any agent of the Trustee and counsel for the trustee in connection with the Indenture, the Notes and the Exchange Notes; and (xi) the performance by the Company or the Guarantors, as applicable, of their other obligations under this Agreement.

     7.     Conditions to Initial Purchasers’ Obligations. The respective obligations of the Initial Purchases hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties of the Company and the Guarantors (upon becoming parties hereto) contained herein, to the performance by the Company or the Guarantors, as applicable, of their respective obligations hereunder, and to each of the following additional terms and conditions:

          (a)     Latham & Watkins LLP shall have furnished to the Initial Purchasers its written opinions and 10b-5 representation letter, as counsel to the Company and the Guarantors, addressed to the Initial Purchasers and dated the Closing Date, substantially in the form of Exhibits B-1, B-2 and B-3 hereto.

          (b)     Special local counsels to Mid-South Mfg., Inc., Airtex Products, Inc., Chefford Master Manufacturing Co., Pee Cee Manufacturing Co., Inc., Fuel Filter Technologies, Inc., Pioneer, Inc., Neapco, Inc. and Wells Manufacturing Corp. shall have furnished to the Initial Purchasers their written opinions, addressed to the Initial Purchasers and dated the Closing Date, substantially in the form of Exhibit B-4 hereto.

          (c)     The Initial Purchasers shall have received from Simpson Thacher & Bartlett LLP, counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Notes, the Offering Memorandum and other related matters as the Initial Purchasers may reasonably require, and the Company and the Guarantors shall have furnished to such counsel such documents as they may reasonably request for the purpose of enabling them to pass upon such matters.

          (d)     At the time of execution of this Agreement, the Initial Purchasers shall have received from Grant Thornton LLP a letter, in form and substance satisfactory to the Initial Purchasers, addressed to the Initial Purchasers and dated the date hereof (i) confirming that they are independent public accountants within the meaning of the Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Offering Memorandum, as of a date not more than five days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to initial purchasers in connection with registered public offerings.

          (e)     With respect to the letter of Grant Thornton LLP referred to in the preceding paragraph and delivered to the Initial Purchasers concurrently with the execution of this Agreement (the “Initial Letter”), the Company shall have furnished to the Initial Purchasers a letter (the “Bring-Down Letter”) of such accountants, addressed to the Initial Purchasers and dated the Closing Date (i) confirming that they are independent public accountants within the meaning of the Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the Closing Date (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Offering Memorandum, as of a date not more than five days prior to the date of the Bring-Down Letter), the conclusions and findings of such firm with respect to the financial information and other matters covered by the Initial Letter and (iii) confirming in all material respects the conclusions and findings set forth in the Initial Letter.

          (f)     The Company shall have furnished to the Initial Purchasers a certificate, dated the Closing Date, of its Chairman of the Board, its President, a Vice President or its chief financial officer stating that:

               (i)     The representations and warranties made by the Company and the Guarantors with respect to the Company and its Subsidiaries in Section 2 hereof are true and correct as of the Closing Date and the Company and the Guarantors have complied with all their agreements contained herein and have fulfilled all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date; and

               (ii)     They have carefully examined the Offering Memorandum and, in their opinion (A) as of its date, the Offering Memorandum did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) since the date of the Offering Memorandum, no event has occurred which should have been set forth in a supplement or amendment to the Offering Memorandum.

          (g)     Neither the Company nor any of its Subsidiaries has sustained, since the date of the latest audited financial statements included in the Offering Memorandum, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Offering Memorandum or that would, individually or in the aggregate, result in a Material Adverse Effect; and, since such date, there has not been any material decrease in the capital stock or material increase in the long-term debt of the Company or any of its Subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the condition, financial or otherwise, stockholder’s equity, results of operations or business of the Company or any of its Subsidiaries, otherwise than as set forth or contemplated in the Offering Memorandum.

          (h)     Subsequent to the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) of the Rules and Regulations, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities.

          (i)     The Notes shall have been designated for trading on PORTAL.

          (j)     The Company and the Guarantors shall have executed the Registration Rights Agreement and the Initial Purchasers shall have received an original copy thereof, duly executed by the Company and the Guarantors.

          (k)     The Company, the Guarantors and the Trustee shall have executed the Indenture and the Initial Purchasers shall have received original copies thereof, duly executed by the Company, the Guarantors and the Trustee.

          (l)     On or prior to the Closing Date, the Company shall have provided to the Initial Purchasers and their counsel copies of all Transaction Documents and documents related thereto executed and delivered on or prior to such date, including but not limited to legal opinions relating to the Credit Agreement, the UIS Purchase Agreement and the Acquisition.

          (m)     There shall exist at and as of the Closing Date no condition that would constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under any Transaction Agreement as in effect or as in draft form at the Closing Date.

          (n)     Subsequent to the execution and delivery of this Agreement, there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange, the Nasdaq National Market or the American Stock Exchange or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, has been suspended or minimum prices have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction; (ii) a material disruption in securities settlement, payment or clearance services in the United States; (iii) a banking moratorium has been declared by Federal or state authorities; (iv) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity, crisis or emergency if, in the judgment of the Initial Purchasers, the effect of any such attack, outbreak, escalation, act, declaration, calamity, crisis or emergency makes it impractical or inadvisable to proceed with completion of the offering or sale of and payment for the Notes; or (v) the occurrence of any other calamity, crisis (including without limitation as a result of terrorist activities), or material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such) as to make it, in the judgment of the Initial Purchasers, impracticable or inadvisable to proceed with the offering or delivery of the Notes being delivered on the Closing Date or that, in the judgment of the Initial Purchasers, would materially and adversely affect the financial markets or the markets for the Notes and other debt securities.

          (o)     On the Closing Date, (i) the Acquisition will be consummated in accordance with the terms of the UIS Purchase Agreement; (ii) the Company will have received proceeds of common equity, directly or indirectly, from funds managed by TC Group L.L.C. (which operates under the trade name “The Carlyle Group”) and from members of management of the Company as contemplated in the Offering Memorandum; and (iii) the Credit Agreement will have become effective and the Company will have received at least $325,000,000 in gross cash proceeds from the making of the term loans under the Credit Agreement.

          All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

     8.     Indemnification and Contribution.

          (a)     The Company and each Guarantor, jointly and severally, will indemnify and hold harmless each Initial Purchaser, its directors, officers and employees and each person, if any, who controls any Initial Purchaser within the meaning of the Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Notes), to which that Initial Purchaser, director, officer, employee or controlling person may become subject, under the Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in any Preliminary Offering Memorandum or the Offering Memorandum or in any amendment or supplement thereto or (B) in any blue sky application or other document prepared or executed by the Company (or based upon any written information furnished by the Company) specifically for the purpose of qualifying any or all of the Notes under the securities laws of any state or other jurisdiction (any such application, document or information being hereinafter called a “Blue Sky Application”), (ii) the omission or alleged omission to state in the Preliminary Offering Memorandum or the Offering Memorandum, or in any amendment or supplement thereto, or in any Blue Sky Application any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) any act or failure to act or any alleged act or failure to act by any Initial Purchaser in connection with, or relating in any manner to, the Notes or the offering contemplated hereby, and which is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon matters covered by clause (i) or (ii) above (provided that the Company and the Guarantors will not be liable under this clause (iii) to the extent that it is determined in a final judgment by a court of competent jurisdiction that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act undertaken or omitted to be taken by such Initial Purchaser through its gross negligence or willful misconduct), and will reimburse each Initial Purchaser and each such director, officer, employee or controlling person promptly upon demand for any legal or other expenses reasonably incurred by that Initial Purchaser, director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that (I) the Company and the Guarantors will not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Offering Memorandum or the Offering Memorandum, or in any such amendment or supplement thereto, or in any Blue Sky Application, in reliance upon and in conformity with written information concerning such Initial Purchaser furnished to the Company by or on behalf of any Initial Purchaser specifically for inclusion therein and (II) with respect to any untrue statement or alleged untrue statement in, or omission or alleged omission from, the Preliminary Offering Memorandum, the foregoing indemnity agreement with respect to the Preliminary Offering Memorandum shall not inure to the benefit of an Initial Purchaser (or its directors, officers and employees and each person, if any, which controls such Initial Purchaser within the meaning of the Act) from whom the person asserting any such losses, claims, damages or liabilities purchased Notes in the initial resale of the Notes if (A) other than as a result of noncompliance by the Company with Section 5(a) hereof, a copy of the Offering Memorandum was not sent or given by or on behalf of such Initial Purchaser to such person at or prior to the written confirmation of the sale of the Notes to such person and (B) the Offering Memorandum would have cured the defect giving rise to such losses, claims, damages or liabilities. The foregoing indemnity agreement is in addition to any liability which the Company or the Guarantors may otherwise have to any Initial Purchaser or to any director, officer, employee or controlling person of that Initial Purchaser.

          (b)     Each Initial Purchaser, severally and not jointly, will indemnify and hold harmless the Company, its directors, officers and employees and each person, if any, who controls the Company within the meaning of the Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which the Company or any such director, officer, employee or controlling person may become subject, under the Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in any Preliminary Offering Memorandum or the Offering Memorandum, or in any amendment or supplement thereto, or (B) in any Blue Sky Application or (ii) the omission or alleged omission to state in any Preliminary Offering Memorandum or the Offering Memorandum, or in any amendment or supplement thereto, or in any Blue Sky Application any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Initial Purchaser furnished to the Company by or on behalf of that Initial Purchaser specifically for inclusion therein, and will reimburse the Company and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred by the Company or any such director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred. The foregoing indemnity agreement is in addition to any liability which any Initial Purchaser may otherwise have to the Company or any such director, officer, employee or controlling person.

          (c)     Promptly after receipt by an indemnified party under this Section 8 of notice of any claim or the commencement of any action, the indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party will not relieve it from any liability which it may have under this Section 8 except to the extent it has been materially prejudiced by such failure and, provided further, that the failure to notify the indemnifying party will not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 8. If any such claim or action is brought against an indemnified party, and it notifies the indemnifying party thereof, the indemnifying party will be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party will not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Initial Purchasers will have the right to employ counsel to represent jointly the Initial Purchasers and those Initial Purchasers and their respective directors, officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Initial Purchasers against the Company or the Guarantors under this Section 8 if, in the reasonable judgment of the Initial Purchasers, it is advisable for the Initial Purchasers and those directors, officers, employees and controlling persons to be jointly represented by separate counsel, and in that event the fees and expenses of such separate counsel will be paid by the Company and the Guarantors. No indemnifying party will (i) without the prior written consent of the indemnified parties (which consent will not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action), unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding, or (ii) be liable for any settlement of any such action effected without its written consent (which consent will not be unreasonably withheld), but if settled with the consent of the indemnifying party or if there be a final judgment of the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

          (d)     If the indemnification provided for in this Section 8 is for any reason unavailable to or insufficient to hold harmless an indemnified party under Section 8(a) or 8(b) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party will, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Initial Purchasers on the other from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above, but also the relative fault of the Company and the Guarantors on the one hand and the Initial Purchasers on the other with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors on the one hand and the Initial Purchaser on the other with respect to such offering will be deemed to be in the same proportion as the total net proceeds from the offering of the Notes purchased under this Agreement (before deducting expenses) received by the Company, on the one hand, and the total discounts and commissions received by the Initial Purchasers with respect to the Notes purchased under this Agreement, on the other hand, bear to the total gross proceeds from the offering of the Notes under this Agreement. The relative fault will be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantors or the Initial Purchasers, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the Guarantors and the Initial Purchasers agree that it would not be just and equitable if contributions pursuant to this Section were to be determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section will be deemed to include, for purposes of this Section 8(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8(d), no Initial Purchaser will be required to contribute any amount in excess of the amount by which the total discounts and commissions received by it exceeds the amount of any damages which such Initial Purchaser has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute as provided in this Section 8(d) are several in proportion to their respective obligations and not joint.

          (e)     The Initial Purchasers severally confirm and the Company acknowledges that the statements with respect to the offering of the Notes by the Initial Purchasers set forth on the ninth paragraph on page ii of the Offering Memorandum and the eleventh and twelfth paragraphs in the section entitled “Plan of Distribution” in the Offering Memorandum are correct and constitute the only information concerning such Initial Purchasers furnished in writing to the Company by or on behalf of the Initial Purchasers specifically for inclusion in the Offering Memorandum.

     9.     Defaulting Initial Purchasers.

          If, on the Closing Date, any Initial Purchaser defaults in the performance of its obligations under this Agreement, the remaining non-defaulting Initial Purchasers will be obligated to purchase the Notes that the defaulting Initial Purchaser agreed but failed to purchase on the Closing Date in the respective proportions that the number of Notes set opposite the name of each remaining non-defaulting Initial Purchaser in Schedule I hereto bears to the total number of Notes set opposite the names of all the remaining non-defaulting Initial Purchasers in Schedule 1 hereto; provided, however, that the remaining non-defaulting Initial Purchasers will not be obligated to purchase any of the Notes on the Closing Date if the total number of Notes that the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase on such date exceeds 9.09% of the total amount of Notes to be purchased on the Closing Date, and any remaining non-defaulting Initial Purchasers will not be obligated to purchase more than 110% of the amount of Notes that it agreed to purchase on the Closing Date pursuant to the terms of Section 3. If the foregoing maximums are exceeded, the remaining non-defaulting Initial Purchasers, or those other initial purchasers satisfactory to the Initial Purchasers who so agree, will have the right, but will not be obligated, to purchase, in such proportion as may be agreed upon among them, all the Notes to be purchased on the Closing Date. If the remaining Initial Purchasers or other initial purchasers satisfactory to the Initial Purchasers do not elect to purchase the Notes that the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase on the Closing Date, this Agreement will terminate without liability on the part of any non-defaulting Initial Purchasers or the Company or any of its Subsidiaries, except that the Company will continue to be liable for the payment of expenses to the extent set forth in Sections 6 and 11 hereof.

          Nothing contained herein will relieve a defaulting Initial Purchaser of any liability it may have to the Company for damages caused by its default. If other Initial Purchasers are obligated or agree to purchase the Notes of a defaulting or withdrawing Initial Purchaser, the Company may postpone the Closing Date for up to seven full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Initial Purchaser may be necessary in the Offering Memorandum or in any other document or arrangement.

     10.     Termination. The obligations of the Initial Purchasers hereunder may be terminated by the Initial Purchasers by notice given to and received by the Company prior to delivery of and payment for the Notes if, prior to that time, any of the events described in Sections 7(n) has occurred or if the Initial Purchasers decline to purchase the Notes for any reason permitted under this Agreement.

     11.     Reimbursement of Initial Purchasers’ Expenses. If the Company fails to tender the Notes for delivery to the Initial Purchasers by reason of any failure, refusal or inability on the part of the Company to perform any agreement on its part to be performed, or because any other condition of the obligations hereunder required to be fulfilled by the Company or any of its Subsidiaries is not fulfilled, the Company will reimburse the Initial Purchasers for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel) incurred by the Initial Purchasers in connection with this Agreement and the proposed purchase of the Notes, and upon demand the Company will pay the full amount thereof to the Initial Purchasers. If this Agreement is terminated pursuant to Section 9 by reason of the default of one or more Initial Purchasers, the Company will not be obligated to reimburse any defaulting Initial Purchaser on account of those expenses.

     12.     Notices, etc. All statements, requests, notices and agreements hereunder will be in writing, and:

          (a)     if any Initial Purchaser, will be delivered or sent by hand or overnight delivery, mail, telex or facsimile transmission to Lehman Brothers Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Department (Fax: (212) 526-0943), with a copy to Simpson Thacher & Bartlett LLP, 3330 Hillview Avenue, Palo Alto, California 94304, Attention: William B. Brentani (Fax: (650) 251-5002), and with a copy, in the case of any notice pursuant to Section 8(c), to the Director of Litigation, Office of the General Counsel, Lehman Brothers Inc., 399 Park Avenue, New York, New York 10022;

          (b)     if to the Company, will be delivered or sent by hand or overnight delivery, mail or facsimile transmission to 301 Industrial Drive, Albion, Illinois 62806, Attention: Bruce M. Zorich (Fax: (618) 456-2260), with a copy to Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, Attention: Marc Jaffe (Fax: (212) 751-4864);

provided, however, that any notice to an Initial Purchaser pursuant to Section 8(c) will be delivered or sent by hand or overnight delivery, mail, telex or facsimile transmission to such Initial Purchaser at its address set forth in its acceptance telex to Lehman Brothers Inc., which address will be supplied to any other party hereto by Lehman Brothers Inc. upon request. Any such statements, requests, notices or agreements will take effect at the time of receipt thereof. The Company will be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the Initial Purchasers by Lehman Brothers Inc.

     13.     Persons Entitled to Benefit of Agreement. This Agreement will inure to the benefit of and be binding upon the Initial Purchasers, the Company, the Guarantors and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (i) the representations, warranties, indemnities and agreements of the Company and the Guarantors contained in this Agreement will also be deemed to be for the benefit of the person or persons, if any, who control any Initial Purchaser within the meaning of Section 15 of the Act and (ii) the indemnity agreement of the Initial Purchasers contained in Section 8(b) of this Agreement will be deemed to be for the benefit of directors of the Company, officers of the Company and any person controlling the Company within the meaning of Section 15 of the Act. Nothing in this Agreement is intended or will be construed to give any person, other than the persons referred to in this Section 13, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

     14.     Survival. The respective indemnities, representations, warranties and agreements of the Company, the Guarantors and the Initial Purchasers contained in this Agreement or made by or on behalf of any of them, respectively, pursuant to this Agreement, will survive the delivery of and payment for the Notes and will remain in full force and effect, regardless of any investigation made by or on behalf of any of them or any person controlling any of them.

     15.     Definition of the Terms “Business Day” and “Subsidiary". For purposes of this Agreement, (i) “business day” means any day on which the New York Stock Exchange, Inc. is open for trading and (ii) “subsidiary” has the meaning set forth in Rule 405 of the Rules and Regulations.

     16.     Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

     17.     Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts will each be deemed to be an original but all such counterparts will together constitute one and the same instrument.

     18.     Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

[The remainder of this page is intentionally left blank.]

          If the foregoing correctly sets forth the agreement between the Company and the Initial Purchasers, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

UNITED COMPONENTS, INC.

	By:	/s/ Ian Fujiyama
Name: Ian Fujiyama
Title: Vice President

Accepted:

LEHMAN BROTHERS INC.
J.P. MORGAN SECURITIES INC.
ABN AMRO INCORPORATED
CREDIT LYONNAIS SECURITIES (USA) INC.

BY LEHMAN BROTHERS INC.

By:	/s/ Authorized Representative

Authorized Representative

SCHEDULE I

Principal
Amount of
Notes to be
Initial Purchasers	Purchased

Lehman Brothers Inc.	$113,850,000
J.P. Morgan Securities Inc.	93,150,000
ABN AMRO Incorporated	11,500,000
Credit Lyonnais Securities (USA) Inc.	11,500,000

Total	$230,000,000

I-1

SCHEDULE II

List of Subsidiaries

Airtex Products, Inc.*
Airtex Products Ltd. (U.K.)
Airtex Products, LLC*
Airtex Products S.A.
Automotive Accessory Co. Ltd.
Brummer Mexicana en Puebla, S.A. de C.V.
Brummer Seal de Mexico, S.A. de C.V.
Champion Laboratories, Inc.*
Chefford Master Manufacturing Co.*
Eurofilter (Air Filters) Limited
Eurofilter ECS Limited
Eurofilter SARL
Eurosofiltra SARL
Filtros Champion Laboratories, S. de R.I. de C.V.
Filtros Champion Sales de Mexico, S. de R.I. de C.V.
Flexible Lamps Ltd.
Flexible Lamps France SARL
Fuel Filter Technologies, Inc.*
G. Weil Limited
International Development Company, S. de R.I. de C.V.
Mid-South Mfg., Inc.*
Neapco, Inc.*
Pee Cee Manufacturing Co., Inc.*
Pioneer, Inc.*
Rubbolite Industries Limited
Talleres Mecanicos Montserrat, S.A. de C.V.
T.H. Quinton Limited
UCI-Airtex Holdings, Inc.*
UCI Investments, L.L.C.*
UIS Industries, Ltd.
Wells Manufacturera de Mexico, S.A. de C.V.
Wells Manufacturing Canada Limited
Wells Manufacturing Corp.*

* Guarantors

II-1

EXHIBIT A

[TO BE SIGNED BY EACH GUARANTOR]

Counterpart to the Purchase Agreement

          The undersigned hereby agrees to make all the representations and warranties, and to assume and be bound by all of the obligations, of the Guarantors under the Purchase Agreement, dated June 6, 2003, between United Components, Inc. and the Initial Purchasers (as defined therein).

Date:	[NAME OF GUARANTOR]

By:
Name:
Title:

A-1

EXHIBIT B-1

Form of Opinion of Latham & Watkins LLP

          1.     Each of the Company and the Covered Guarantors* is a corporation or limited liability company validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with the corporate or other power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum. Based solely on certificates from public officials, such counsel confirms that each of the Company and each of the Covered Guarantors is qualified to do business in the jurisdiction of its incorporation or organization as set forth on Schedule A to this opinion letter.

          2.     This Agreement has been duly authorized, executed and delivered by the Company and the counterparts to this Agreement have been duly authorized, executed and delivered by each of the Covered Guarantors.

          3.     The Indenture has been duly authorized, executed and delivered by the Company and each of the Covered Guarantors and is the legally valid and binding agreement of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with its terms.

          4.     The Notes have been duly authorized by the Company, and when executed, issued and authenticated in accordance with the terms of the Indenture and delivered to and paid for by you in accordance with the terms of this Agreement, the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

          5.     The Subsidiary Guarantees to be endorsed on the Notes have been duly authorized by each of the Covered Guarantors and, when the Subsidiary Guarantees of the Guarantors are duly endorsed on the Notes in accordance with the terms of the Indenture, such Subsidiary Guarantees will, upon the due execution, authentication and issuance of the Notes by the Company against payment therefor in accordance with the Indenture and this Agreement, be legally valid and binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms.

          6.     The Exchange Notes have been duly authorized by the Company and the Exchange Guarantees have been duly authorized by the Covered Guarantors.

          7.     The Registration Rights Agreement has been duly authorized, executed and delivered by the Company and each of the Covered Guarantors and is the legally valid and

* “Covered Guarantors” shall mean the following subsidiaries of the Company: Airtex Products, LLC, Champion Laboratories, Inc., UCI-Airtex Holdings, Inc. and UCI Investments, L.L.C.

B-1-1

binding agreement of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with its terms.

          8.     The UIS Purchase Agreement has been duly authorized, executed and delivered by the Company and is the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          9.     No registration of the Notes or the Subsidiary Guarantees under the Securities Act, and no qualification of the Indenture under the 1939 Act, is required for the purchase of the Notes by you or the initial resale of the Notes by you, in each case, in the matter contemplated by this Agreement and the Offering Memorandum. Such counsel expresses no opinion, however, as to when or under what circumstances any Notes initially sold by you may be reoffered or resold.

          10.     No consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required by the DGCL or any federal or New York statute, rule or regulation for the execution and delivery by the Company and the Guarantors of the Indenture, this Agreement, the Registration Rights Agreement, the issuance and sale of the Notes the issuance of the Subsidiary Guarantees and the use of the proceeds of the Notes as described in the Offering Memorandum, except (w) such as may be required under state securities laws, “Blue Sky” laws or related regulations, (x) those that have been obtained or made and are in full force and effect and (y) the order of the Commission declaring the Exchange Offer Registration Statement or the Shelf Registration Statement (as such terms are defined in the Registration Rights Agreement) effective.

          11.     The Indenture meets the requirements for qualification under the 1939 Act, and the rules and regulations of the Commission applicable to an indenture which is qualified thereunder.

          12.     The execution and delivery by the Company and the Guarantors of the Indenture, this Agreement, the Registration Rights Agreement, the UIS Purchase Agreement, the issuance and sale of the Notes, the issuance of the Subsidiary Guarantees and the consummation of the Acquisition in accordance with the UIS Purchase Agreement will not (w) result in a breach or violation of any of the terms and provisions of, or constitute a default under, any agreement or instrument identified on Schedule I to this opinion letter (such Schedule I to list all material agreements and instruments of the Company and its Subsidiaries), (x) result in a violation by the Company or any of the Covered Guarantors of their respective Certificates of Incorporation or other operating agreement or Bylaws or (y) violate the DGCL, the Delaware Limited Liability Company Act or any federal or New York statute, rule or regulation applicable to the Company or any of the Guarantors (other than state securities laws, “Blue Sky” laws and related regulations).

          13.     Neither the Company nor any Covered Guarantor is and, after giving effect to the offering and the application of the proceeds therefrom as described in the Offering Memorandum, will be required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

B-1-2

          14.     The descriptions in the Offering Memorandum contained under the headings, “The Acquisition,” “Description of New Senior Credit Facilities” and “Description of Notes,” insofar as such statements constitute a summary of legal matters, documents or proceedings referred to therein, are accurate in all material respects.

          15.     To the knowledge of such counsel, the Company is not subject to any pending litigation or litigation threatened in writing other than as described in the Offering Memorandum.

B-1-3

EXHIBIT B-2

Form of Tax Opinion of Latham & Watkins LLP

          1.     The statements made in the Offering Memorandum under the caption “Certain U.S. Federal Income Tax Considerations,” insofar as they purport to summarize certain provisions of the statutes and regulations referred to therein, are accurate summaries in all material respects.

B-2-1

EXHIBIT B-3

Form of 10b-5 Representation Letter of Latham & Watkins LLP

     The primary purpose of such counsel’s professional engagement was not to establish or confirm factual matters or financial or quantitative information, and many determinations involved in the preparation of the Offering Memorandum are of a wholly or partially non-legal character or related to legal matters outside the scope of such counsel’s opinion letters to you of even date herewith. Therefore, except as and to the extent set forth in paragraph 14 of such counsel’s general legal opinion to you of even date herewith and paragraph 1 of such counsel’s tax legal opinion to you of even date herewith, such counsel is not passing upon and does not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Offering Memorandum, and has not made an independent check or verification thereof. However, in the course of acting as counsel to the Company and the Guarantors in connection with the preparation by the Company of the Offering Memorandum, such counsel reviewed the Offering Memorandum and the Transaction Documents and participated in conferences and telephone conversations with officers and other representatives of the Company and its Subsidiaries, the independent public accountants for the Company and its Subsidiaries and your representatives, during which conferences and conversations the contents of the Offering Memorandum and related matters were discussed. We also reviewed certain corporate records and documents, letters from counsel and accountants, and oral and written statements of officers and other representatives of the Company and its Subsidiaries and others as to the existence and consequence of certain factual and other matters. Such counsel considered the foregoing in light of its understanding of applicable U.S. federal securities laws and its experience gained through practice thereunder.

     Based on its participation and review as described above, such counsel advises you that no facts came to its attention that caused it to believe that the Offering Memorandum, as of its date or as of the Closing Date, contained an untrue statement of a material fact or omitted to state a material fact necessary to make statements therein, in the light of the circumstances under which they were made, not misleading; it being understood that such counsel expresses no belief with respect to the financial statements, schedules, or other financial data included in, or omitted from, the Offering Memorandum.

B-3-1

EXHIBIT B-4

Form of Opinion of Special Local Counsel

          1.     The Guarantor is a corporation or limited liability company validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with the corporate or other power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum. Based solely on certificates from public officials, such counsel confirms that the Guarantor is qualified to do business in the jurisdiction of its incorporation or organization as set forth on Schedule A to this opinion letter.

          2.     The counterpart to this Agreement has been duly authorized, executed and delivered by the Guarantor.

          3.     The Indenture has been duly authorized, executed and delivered by the Guarantor.

          4.     The Subsidiary Guarantees to be endorsed on the Notes have been duly authorized by the Guarantor.

          5.     The Exchange Guarantees have been duly authorized by the Guarantor.

          6.     The Registration Rights Agreement has been duly authorized, executed and delivered by the Guarantor.

          7.     The execution and delivery by the Guarantor of the Indenture, the counterpart to this Agreement and the Registration Rights Agreement, and the issuance of the Subsidiary Guarantees by the Guarantor, will not (x) result in a violation by the Guarantor of its Certificate of Incorporation or other operating agreement or Bylaws or (y) violate any [name of state] statute, rule or regulation applicable to the Guarantor.

B-4-1

EXHIBIT C

Form of Registration Rights Agreement

C-1